Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

August 9, 2013
KVH Industries, Inc. 50 Enterprise Center Middletown, Rhode Island 02842

Ladies and Gentlemen:
We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) being filed by KVH Industries, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by the Company of up to 2,300,000 shares (the “Shares”) of its common stock, par value $0.01 per share, consisting of 2,250,000 shares issuable under the KVH Industries, Inc. Third Amended and Restated 2006 Stock Incentive Plan, as amended (the “2006 Plan”), and 50,000 shares issuable under the KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, as amended (the “1996 Plan,” and together with the 2006 Plan, the “Plans”).
In arriving at the opinion expressed below, we have examined the certificate of incorporation of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plans.
In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. This opinion is limited solely to the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution.
We assume that all Shares to be granted or issued upon exercise of options granted or to be granted or pursuant to other awards granted or to be granted pursuant to the Plans will be issued in accordance with the applicable terms of the Plans and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.
Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted or to be granted pursuant to the Plans and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.
This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.
This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
FOLEY HOAG LLP

By:	/s/ John D. Hancock
a Partner